Exhibit 99.(a)(5)(1)

Energy Services of America Corporation announces results of Warrant Exchange Offer

Huntington, West Virginia, September 29, 2011 – Energy Services of America Corporation (NYSE-AMEX Equities: ESA) today announced the expiration of the offering period for its exchange offer for all of its outstanding warrants.  The offering period expired at 5:00 p.m. Eastern Time on September 28, 2011.

As of the offering period expiration time, approximately 19,874,549 warrants had been tendered and not properly withdrawn pursuant to the exchange offer, which represented 98% of the 20,276,923 outstanding warrants.  Based upon an exchange ratio of 8½ warrants for one share of common stock, the Company expects to issue approximately 2,338,182 shares of common stock.

Energy Services of America Corporation provides construction services to the natural gas, oil, chemical and electric industry.  We operate through our subsidiaries, CJ Hughes Construction, CJ Hughes Pipeline, ST Pipeline and Nitro Electric.  Our corporate headquarters are located at 100 Industrial Lane, Huntington, West Virginia 25702.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, performance and results of operations, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks, contained in statements filed from time to time with the Securities and Exchange Commission.  All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements.  In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.